UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2008

LINENS HOLDING CO.

LINENS ‘N THINGS, INC.

LINENS ‘N THINGS CENTER, INC.

(Exact names of registrants as specified in their charters)

Delaware	333-135646-12	20-4192917
Delaware	001-12381	22-3463939
California	333-135646-11	59-2740308
(States or other jurisdictions of incorporation)	(Commission File Numbers)	(IRS Employer Identification Nos.)

6 Brighton Road, Clifton, New Jersey  07015

(Address of principal executive offices)  (Zip Code)

(973) 778-1300

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

The disclosure under Item 2.04 of this report with respect to a Forbearance Agreement (as defined in Item 204) is incorporated in this Item 1.01 by reference.

Item 2.04                                             Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Linens Holding Co. (“Holding” and, together with its direct and indirect subsidiaries, the “Company”) today announced that the Company has decided to defer the approximately $16.1 million quarterly interest payment due on April 15, 2008 to the holders of the Senior Secured Floating Rate Notes due 2014 (the “Notes”) issued by Holding’s wholly owned subsidiaries, Linens ‘n Things, Inc. (“LNT”) and Linens ‘n Things Center, Inc. (“Center”).  It also announced that it is in discussions with an ad hoc committee (the “Committee”) of holders of the Notes regarding a restructuring of the Company’s capital structure.  Under the terms of the indenture governing the Notes, LNT and Centers have a grace period of 30 days from the payment due date with respect to the interest payment before the nonpayment becomes an event of default.  There is no right to accelerate the obligations under the Notes based on the nonpayment unless interest remains unpaid upon expiration of the grace period.

The lenders under the Company’s senior asset-backed revolving credit facility are supportive of the Company’s efforts toward a consensual restructuring.  Pursuant to a Forbearance Agreement with the Company dated as of April 15, 2008 (the “Forbearance Agreement”), the Company’s senior lenders have agreed, subject to the terms and conditions of the Forbearance Agreement, to forbear for a limited period from exercising their rights and remedies under the credit agreement based upon nonpayment of interest on the Notes, including the right which they would otherwise have, to stop making loans and other credit extensions under the credit agreement based upon such nonpayment.  The forbearance period ends on the earliest to occur of May 13, 2008, the occurrence of any other default or event of default under the credit agreement, the date on which Excess Availability (as defined in the credit agreement) is less than $50.0 million, and the occurrence of certain other events specified in the Forbearance Agreement.  The parties to the Forbearance Agreement are the several lenders named therein, General Electric Capital Corporation, as U.S. Administrative Agent, GE Canada Finance Holding Company, as Canadian Administrative Agent, LNT and Center as the U.S. borrowers, Linens ‘n Things Canada Corp. as the Canadian borrower, Holding as a guarantor, and the subsidiary guarantors named therein.

A copy of the press release issued in connection with the announcement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1

Forbearance Agreement, dated as of April 15, 2008, by and among the several lenders named therein, General Electric Capital Corporation, as U.S. Administrative Agent, GE Canada Finance Holding Company, as Canadian Administrative Agent, LNT and Center as the U.S. borrowers, Linens ‘n Things Canada Corp. as the Canadian borrower, Holding as a guarantor, and the subsidiary guarantors named therein.

99.1	Press Release of Linens Holding Co. dated April 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:  April 15, 2008

LINENS HOLDING CO.
LINENS ‘N THINGS, INC.
LINENS ‘N THINGS CENTER, INC.
(Registrants)

By:	/s/ FRANCIS M. ROWAN
Francis M. Rowan
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Forbearance Agreement, dated as of April 15, 2008, by and among the several lenders named therein, General Electric Capital Corporation, as U.S. Administrative Agent, GE Canada Finance Holding Company, as Canadian Administrative Agent, LNT and Center as the U.S. borrowers, Linens ‘n Things Canada Corp. as the Canadian borrower, Holding as a guarantor, and the subsidiary guarantors named therein.

99.1	Press Release of Linens Holding Co. dated April 15, 2008.